Exhibit 14

VULCAN INTERNATIONAL CORPORATION

CODE OF ETHICS

INTRODUCTION

A most valued asset of Vulcan International Corporation ("Vulcan" or the “Company”) is its reputation for integrity and ethical standards.  To preserve Vulcan’s reputation and to reaffirm its existing policy for integrity to its employees, officers and directors and to persons who deal with Vulcan, the Board of Directors of Vulcan has adopted this policy which is applicable to Vulcan and its wholly-owned subsidiary companies.

SCOPE

This Code of Ethics (“Code”) applies in the United States and in every other country in which Vulcan, and its subsidiaries do business.  Compliance with this Code is required of every employee, officer and director.  If you have any questions regarding this Code or its application to you in any situation, you should contact your supervisor or Vulcan’s President.

CODE

This Code outlines the broad principles of legal and ethical business conduct embraced by Vulcan. It is not a complete list of legal or ethical issues you might face in the course of business, and, therefore, you must apply this Code using common sense and good judgment.  Employees, officers and directors should report promptly to their supervisor or Vulcan’s President any possible violations of this Code.  No form of reprisal will be taken against you for reporting in good faith actual or suspected violations.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

All employees, officers and directors shall comply with all laws, rules and regulations applicable to the Company wherever it does business.  You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.

COMPETITIVE BUSINESS

Each employee, officer and director must act in the best interests of Vulcan.  You must refrain from engaging in any activity that interferes with your exercise of independent judgment or materially impairs the performance of your responsibilities, including engaging in any business venture or owning an interest in any enterprise that places you in direct competition with Vulcan.  You should not, as an employee, officer, or director, take action or have an interest that prevents you from performing your Company responsibilities honestly and objectively.  You may invest in stock (or other securities) in publicly or privately owned companies, whether or not they are competitors of, or do business with Vulcan, so long as that holding is not so great as to interfere with your exercise of independent judgment or materially impair the performance of your responsibilities.  It is your responsibility to disclose any transaction or relationship that reasonably could be expected to interfere with your exercise of independent judgment or materially impair the performance of your responsibilities to Vulcan's President, or if you are an executive officer or director, to the Board of Directors, which shall be responsible for reviewing such transaction or relationship and determining whether any action needs to be taken.

INSIDER TRADING

Employees, officers and directors who have material non-public information about Vulcan or other companies, including Vulcan’s suppliers and customers, as a result of their relationship with the Company are prohibited by law and Company policy from trading in securities of the Company or such other companies, as well as from communicating such information to others who might trade on the basis of that information.

POLITICAL CONTRIBUTIONS

Except as permitted by applicable law, no political contributions of the funds of Vulcan are to be made, directly or indirectly, to candidates for political office or to political parties or committees in the United States or any foreign country.  Any permissible exceptions to this general prohibition will require the prior consent of the President of Vulcan.

GIFTS AND GRATUITIES

The use of Vulcan funds or assets for gifts, gratuities or other favors to employees or government officials is prohibited except to the extent such gifts are in compliance with applicable law, nominal in amount and not given in consideration or expectation of any action by the recipient.

Employees, officers and directors ‘must not accept, or permit any member of their immediate family to accept, any gifts, gratuities or other favors from any customer, supplier or other person doing or seeking to do business with Vulcan, other than items of nominal value.  Any gifts that are not of nominal value should be returned immediately and reported to your supervisor.

Bribes and kickbacks are criminal acts, strictly prohibited by law.  You must not offer, give, solicit or receive any form of bribe or kickback anywhere in the world.

ACCURACY OF BOOKS AND RECORDS

All transactions must be properly and accurately recorded in the appropriate books and records of Vulcan, and all receipts and disbursements, and any asset or liability resulting from the transactions, must be reflected in any financial statements based upon such books and records.  All receipts and disbursements must be properly supported and documented.  No payment on behalf of Vulcan shall be approved or made with the intention or understanding that any part of such payment is to be used for any purpose other than that described by the documents supporting the payments.  No undisclosed or unrecorded fund, bank account or asset of Vulcan may be established at any time.  No employee, officer or director shall make a false or misleading statement to, nor shall any employee, officer or director conceal information from, outside or internal auditors or legal counsel of Vulcan.

PUBLIC REPORTING OF INFORMATION

It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission (“SEC”) and in other public communications.  Every employee of the Company has the responsibility to assist the Company in meeting these legal and regulatory requirements.  If an employee reasonably believes that the Company or any of its employees or others, acting on behalf of the Company, have violated any securities laws or regulations, including matters relating to accounting and auditing, the employee should immediately report any such potential violation to the Company’s President.

CONFIDENTIALITY

Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by Vulcan or other companies, including Vulcan’s suppliers and customers, except when disclosure is authorized by a supervisor or legally mandated.  Unauthorized disclosure of any confidential information is prohibited.  Additionally, you should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to Vulcan or another company, is not communicated within the Company except to those who have a need to know such information to perform their responsibilities.

Employees, officers and directors (other than Vulcan's authorized spokespersons) must not discuss internal Vulcan matters with, or disseminate internal Vulcan information to anyone outside the Company, except as required in the performance of their Company duties and after an appropriate confidentiality agreement is in place.  This prohibition applies particularly to inquiries concerning the Company from the media, stock market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders.  All responses to inquiries on behalf of the Company must be made only by the Company’s authorized spokespersons.  If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to your supervisor or one of the Company’s authorized spokespersons.

You must also abide by any lawful obligations that you have to your former employer.  These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at Vulcan and non-competition obligations.

HONEST AND ETHICAL CONDUCT AND FAIR DEALING

Employees, officers and directors should endeavor to deal honestly, ethically and fairly with the Company’s suppliers, customers, competitors and employees.  Statements regarding the Company’s products and services must not be untrue, misleading, deceptive or fraudulent.  You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

PROTECTION AND PROPER USE OF CORPORATE ASSETS

Employees, officers and directors should seek to protect the Company’s assets.  Theft, carelessness and waste have a direct impact on the Company’s financial performance.  Employees, officers and directors must use the Company’s assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else.

REPORTING AND COMPLIANCE RESPONSIBILITIES

Every employee, officer and director has the responsibility to ask questions, seek guidance report suspected violations and express concerns regarding compliance with this Code.  Any employee, officer or director who knows or believes that any other employee or representative of the Company has engaged, or is engaging, in Company-related conduct that violates applicable law, or this Code, shall report such information to his or her supervisor or to the President.  You may report such conduct openly or anonymously without fear of retaliation.  The Company will not discipline, discharge, demote, suspend, threaten, harass or in any other manner discriminate or retaliate against any employee who reports such conduct, unless it is determined that the report was made with knowledge that it was false.  This Code should not be construed to prohibit you from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.

Questions regarding this policy should be referred to the President of Vulcan.  Candor is expected from all employees, officers and directors at all times and prompt communication of any problems or breaches seen or foreseen in the areas described above should be made to the President of Vulcan.

Vulcan will conduct periodic audits of compliance with this Code.  Allegations of potential wrongdoing will be investigated by the proper corporate or departmental personnel and will be reported, as appropriate, to the Board of Directors (or an appropriate committee thereof) and to the relevant authorities.  Knowingly false accusations of misconduct will he subject to disciplinary action.

VULCAN INTERNATIONAL CORPORATION

CODE OF ETHICS FOR THE C.E.O. AND PRINCIPAL FINANCIAL OFFICER

The Company has a Code of Ethics applicable to all directors, officers and employees of the Company and its subsidiaries.  In addition to the Code of Ethics, the CEO and the principal financial officer are subject to the following specific policies:

1.

They are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC as well as other public communications made by the Company.  Accordingly, it is their responsibility to bring promptly to the attention of the Company’s Audit Committee any material information of which either may become aware that affects the disclosures made by the Company in its filings or otherwise assist the Audit Committee in fulfilling its responsibilities as specified in the Company’s Audit Committee charter.

2.

They shall promptly bring to the attention of the Audit Committee any information they may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize arid report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

3.

They shall promptly bring to the attention of the Audit Committee any information they may have concerning any violation of the Company’s Code of Business Conduct, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4.

They shall endeavor to comply, and to cause the Company to comply, with all applicable governmental laws, rules and regulations.  They shall promptly bring to the attention of the Audit Committee any information they may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct or of these additional procedures.

5.

They shall adhere to this Code of Ethics and shall promptly report any violations to the Audit Committee.